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                                 EXHIBIT 6(B)

                      FORM OF SELECTED DEALER AGREEMENT

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                      [B.C. ZIEGLER AND COMPANY LETTERHEAD]





                         Date:_________________________




     Re: LETTER AGREEMENT FOR CONTINUOUS OFFERING OF PRINCIPAL PRESERVATION SHARES BY SELECTED DEALERS

Ladies and Gentlemen:

         B.C. Ziegler and Company, Inc. (the "Company") desires to enter into an agreement with you for making available to your customers and reselling to us shares of each series of Principal Preservation Portfolios, Inc. ("Principal Preservation") of which we are, or may become, Distributor (hereinafter collectively referred to as the "Portfolios" and individually as a "Portfolio") and whose shares are offered to the public at an offering price which may or may not include a front-end sales charge or a contingent deferred sales charge (hereinafter referred to as "Shares"). Upon acceptance of this Agreement by you, you understand that you may offer Shares and act as authorized agent for your customers' purchase of Shares from us, subject, however, to all of the following terms and conditions, and to our right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Portfolios:

                  1. Shares will be made available at the current offering price in effect at the time the order of such Shares is confirmed and accepted by us at our office in West Bend, Wisconsin. All purchase orders, resale orders and applications of your customers submitted by you are subject to acceptance or rejection in our sole discretion and, if accepted, each purchase will be deemed to have been consummated at our office in West Bend, Wisconsin.

                  2. You agree to abide by the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the NASD, including without limitation, the NASD Rules of Fair Practice, whether or not you are a broker-dealer subject to the jurisdiction of the SEC and NASD. You further agree to comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. You agree that you will not offer Shares in any state or other jurisdiction unless we have advised you in advance that such sale is exempt from the qualification requirements of such state's securities laws.



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Date: ________________________
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                  3. You will make available to your customers Shares of any
Portfolio only in accordance with the terms and conditions of its then current Prospectus and Statement of Additional Information (collectively referred to as the "Prospectus") and you will make no representations about such Shares not included in said Prospectus or in any authorized supplemental material supplied or authorized by us. You will use reasonable efforts in the offer of Shares and agree to be responsible for the proper instruction and training of all brokerage personnel in this area employed by you, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. You agree to hold us harmless and indemnify us, Principal Preservation and our and their respective officers, directors and employees in the event that you or any of your current or former employees or agents should violate any law, rule or regulation, or any provision of this Agreement, which violation may result in any loss or liability to us, our affiliates or any Portfolio. If we determine to refund any amounts paid by an investor by reason of any such violation, you shall promptly return to us on demand any agency commissions previously paid by us to you with respect to the transaction for which the refund is made. Furthermore, you agree to indemnify us, our affiliates and Principal Preservation against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation, reasonable attorneys' fees and court costs that are the result of or arise directly or indirectly, in whole or in part, from us, our affiliates or Principal Preservation acting upon instructions for the purchase, exchange or resale of uncertificated book shares received through our manual or automated phone system or the Fund/SERV program of National Securities Clearing Corporation; provided such loss, liability or damages are not the result of the gross negligence, recklessness or intentional misconduct of us, our affiliates or Principal Preservation. All expenses which you incur in connection with your activities under this Agreement shall be borne by you. In connection with all purchase or resale orders, you are acting as agent for your customer and each transaction is for the account of your customer and not for your own account. Termination or cancellation of this Agreement shall not relieve you from the requirements of this paragraph as to transactions or occurrences arising prior to such termination.

                  4. You will be entitled to agency commissions from the Company on the sale of Shares as described in the current Prospectus for the relevant Portfolio at the time of the sale. The Company reserves the right to increase, decrease or discontinue payment of agency commissions for sale of Shares at any time in its sole discretion upon written notice to you and any orders placed after the effective date of such change will be subject to the rate(s) of agency commissions in effect at the time of receipt of the payment by us.

                  5. Payments for purchases of Shares made by telephone or wire order (including purchase orders received through our manual or automated phone system, or via



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Date: ________________________
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the Fund/SERV program of National Securities Clearing Corporation), and all
necessary account information required by us to establish an account or to settle a resale order, including, without limitation, the tax identification number of the purchaser, certified either by the purchaser or by you, shall be provided to us and received by us within three business days after our acceptance of your order or such shorter time as may be required by law. If such payment or other settlement information are not timely received by us, you understand that we reserve the right, without notice, to cancel the purchase or resale order, or, at our option in the case of a purchase order, to sell the Shares ordered by you back to the relevant Portfolio, and in either case you may be held responsible for any loss, including loss of profit, suffered by us or any relevant Portfolio resulting from your failure to make the aforesaid timely payment or settlement. If sales of any Portfolio's Shares are contingent upon the Portfolio's receipt of Federal Funds in payment therefor, you will forward promptly to us any purchase orders and/or payments received by you for such Shares from your customers. With respect to purchase orders of uncertificated book shares placed via Fund/SERV, you shall retain in your files all applications and other documents required by us to establish an account or to settle a resale order. You will provide us with the original of such documents at our request.

                  6. You agree that you will act as agent with respect to Shares only if they are purchased from us or repurchased by us from your customers. If Shares are purchased from us by your customers, you warrant that such purchases are only for investment. If Shares are purchased by you from your customers for resale to us, you agree that such customers will be paid not less than the applicable redemption or repurchase price then quoted by the Portfolio.

                  7. We may consider any order you place for Portfolio Shares to be the total holding of Shares by the investor, and we may assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of that purchase order as determined by the schedule set forth in the then current Prospectus, unless you advise us otherwise when you place the order.

                  8. You may place resale orders with us for Shares owned by your customers, but only in accordance with the terms of the applicable Prospectus. You understand and agree that by placing a resale order with us by wire or telephone (including resale orders for uncertificated book shares placed via our manual or automated phone system or via the Fund/SERV program of National Securities Clearing Corporation), you represent to us that a request for the redemption of the Shares covered by the resale order has been delivered to you by the registered owner(s) of such Shares, and that such request has been executed in the manner and with the signature(s) of such registered owner(s) guaranteed as required by the then current Prospectus of the applicable Portfolio. Such resale orders shall be subject to the following additional conditions:




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                           (a)      You shall furnish us with the exact
                                    registration and account number to be
                                    redeemed at the time you place a resale
                                    order by wire or telephone. Other than for resale orders of uncertificated book shares placed via Fund/SERV, you shall tender to us, within three business days of your placing such resale order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable Portfolio or its transfer agent, in accordance with the terms of the then current Prospectus of the applicable Portfolio and the policies of the transfer agent. With respect to resale orders of uncertificated book shares placed via Fund/SERV, you shall retain in your files all documents required by us to effect such trans action. You will provide us with the original of such documents at our request.

                           (b) The resale price will be the next net asset value per share of the Shares computed after our receipt, prior to the close of the New York Stock Exchange ("NYSE"), of an order placed by you to resell such Shares, except that orders placed by you after the close of the NYSE on a business day will be based on the Portfolio's net asset value per share determined that day, but only if such orders were received by you from your customer prior to the close of business of the NYSE that day and if you placed your resale order with us prior to our normal close of business that day.

                           (c) In connection with a resale order you have placed, if you fail to make delivery of all required certificates and documents in a timely manner, as stated above (other than for resale orders placed via Fund/SERV), or if the registered owner(s) of the Shares subject to the resale order redeems such Shares prior to your settlement of the order, we have the right to cancel your resale order. If any cancellation of a resale order or if any error in the timing of the acceptance of a resale order placed by you shall result in a loss to us or the applicable Portfolio, you shall promptly reimburse us for such loss.





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                  9. If any Shares sold to your customers under the terms of this Agreement are redeemed by any of the Portfolios (including without limitation redemptions resulting from an exchange for Shares of another Portfolio) or are repurchased by us as agent for the Portfolio or are tendered to a Portfolio for redemption within seven business days after our confirmation to your customers of your original purchase order for such Shares, you shall promptly repay us the full amount of the agency commission (including any supplemental commission) allowed to you on the original sale, provided we notify you of such repurchase or redemption. Termination amendment or cancellation of this Agreement shall not relieve you from the requirements of this paragraph.

                  10. You will comply with, and conform your practices to, any and all written compliance standards and policies and procedures that we may from time to time provide to you.

                  11. You understand and agree that we are in no way responsible for the manner of your performance of, or for any of your acts or omissions in connection with, the services you provide under this Agreement. Nothing in this Agreement shall be construed to constitute you or any of your agents, employees or representatives as the agent or employee of us or any of the Portfolios.

                  12. You may terminate this Agreement by written notice to us, which termination shall become effective ten days after the date of mailing such notice to us. You agree that we have and reserve the right, in our sole discretion without notice to you, to suspend sales of Shares of any of the Portfolios, at any time, or to withdraw entirely the offering of Shares of any of the Portfolios, at any time, or, in our sole discretion, to modify, amend or cancel this Agreement upon written notice to you of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, we may terminate this Agreement if you violate any of the provisions of this Agreement, said termination to become effective on the date we mail such notice to you. Without limiting the foregoing, and any provision hereof to the contrary notwithstanding, the appointment of a trustee for all or substantially all of your business assets, or your violation of applicable state or Federal laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date we mail notice to you of such termination. Our failure to terminate this Agreement for a particular cause shall not constitute a waiver of our right to terminate this Agreement at a later date for the same or any other cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless such address is changed by written notice sent to the last address of the other party provided under this Agreement.





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Date: ________________________
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                  13. This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering any of the Portfolios. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Wisconsin applicable to agreements to be performed in Wisconsin, without giving effect to choice of law rules. This Agreement is not assignable or transferable, except that we may without notice or consent from you, assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-Distributor of the Portfolios or assign any of our duties under this Agreement to any entity under common control with us.

                                        Sincerely,

                                        PRINCIPAL PRESERVATION PORTFOLIOS, INC.



                                        Robert J. Tuszynski, President

Accepted:


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       (Name of Selected Dealer)


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              (Address)

By:
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(Authorized Signature of Selected Dealer)


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     (Name)            (Title)